Exhibit 10.15

INDEPENDENT DIRECTOR AGREEMENT

This INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”) is made and entered into as of this 12th day of December 2024, by and between EvoAir Holdings Inc., a Nevada, United States of America corporation (the “Company”), and Ivan Oh Joon Wern (Malaysia Passport No. ***) (the “Independent Director”) and shall become effective on the closing date of the Company’s uplisting on the Nasdaq Stock Market (the “Effective Date”). The Independent Director has been appointed as Independent Director of the Company since December 20, 2021, this Agreement serves to regulate the employment relationship between the Company and the Independent Director from the Effective Date.

WHEREAS, the Company desires to engage the Independent Director, and the Independent Director desires to serve, as a non-employee director of the Company, subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt of which is hereby acknowledged, the Company and the Independent Director, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

(a) “Corporate Status” describes the capacity of the Independent Director with respect to the Company and the services performed by the Independent Director in that capacity.

(b) “Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity.

(c) “Proceeding” shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, including a proceeding initiated by the Independent Director pursuant to Section 12 of this Agreement to enforce the Independent Director’s rights hereunder.

(d) “Expenses” shall mean all reasonable fees, costs and expenses, approved in writing by the Company in advance and reasonably incurred in connection with any Proceeding, including, without limitation, attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators, professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services, and other disbursements and expenses.

(e) “Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

(f) “Parent” shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities ending with the Company, if each of the corporations or entities, other than the Company, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

(g) “Subsidiary” shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company, if each of the corporations or entities, other than the last corporation or entity in the unbroken chain, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

2. DUTIES OF INDEPENDENT DIRECTOR. While this Agreement is in effect, the Independent Director shall serve as an independent director and/or a member of the committees of the Board, and shall perform duties, responsibilities and obligations consistent and customarily assigned to individuals serving in the positions of the foregoing, be compensated for such and be reimbursed expenses in accordance with the Schedule A attached to this Agreement, subject to the following:

(a) The Independent Director shall exercise all powers in good faith and in the best interests of the Company, including but not limited to the following:

(i) CONFLICTS OF INTEREST/APPLICABLE LAW. In the event that the Independent Director has a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or the Independent Director is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the Independent Director shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable. The Director acknowledges the duty of loyalty and the duty of care owed to the Company pursuant to applicable law and agrees to act in all cases in accordance with applicable law.

(ii) CORPORATE OPPORTUNITIES. Whenever the Independent Director becomes aware of a business opportunity related to the Company’s business, which one could reasonably expect the Director to make available to the Company, the Independent Director shall promptly disclose such opportunity to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable.

2

(iii) CONFIDENTIALITY. The Independent Director agrees and acknowledges that, by reason of the nature of the Independent Director duties on the Board, the Independent Director will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (“Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Independent Director has had access by reason of the Independent Director’s relationship with the Company. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Independent Director or the Independent Director’s representatives; or (ii) is required to be disclosed by the Independent Director due to governmental regulatory or judicial process. The Independent Director agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information. The Independent Director acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the Independent Director by the Company or otherwise acquired or developed by the Director, shall at all times be the property of the Company. Upon termination of the Director’s services hereunder, the Independent Director shall return to the Company any such property or documents which are in the Director’s possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the Independent Director, generally known to the public. The obligations of the Director under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Independent Director may have to the Company under general legal or equitable principles.

(iv) Code of Business Conduct and Ethics. The Independent Director agrees to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as may be in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of directors of the Company as may be in existence now or at any time during the term of this Agreement.

(b) The Independent Director is solely responsible for taxes arising out of any compensation paid by the Company to the Independent Director under this Agreement. The Independent Director acknowledges and agrees that because he/she is not an employee of the Company, the Company will not withhold any amounts for taxes from any of his/her payments under the Agreement.

3

(c) The Company may offset any and all monies payable to the Independent Director to the extent of any monies owing to the Company from the Independent Director.

(d) The rules and regulations of the Company notified to the Independent Director, from time to time, apply to the Independent Director. Such rules and regulations are subject to change by the Company in its sole discretion. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the terms and conditions of this Agreement and rules and regulations of the Company, the terms of this Agreement shall control.

3. REQUIREMENTS OF INDEPENDENT DIRECTOR. During the term of the Independent Director’s services to the Company hereunder, Independent Director shall observe all applicable laws and regulations relating to independent directors of a public company as promulgated from time to time and the Company’s policy, and shall not: (1) be an employee of the Company or any Parent or Subsidiary; (2) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company other than as expressly provided in this Agreement ; (3) be an affiliated person of the Company or any Parent or Subsidiary, as the term “affiliate” is defined in 17 CFR 240.10A-3(e)(1), other than in his capacity as a director and/or a member of a committee of the Board; (4) possess an interest in any transaction with the Company or any Parent or Subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(a), other than in his capacity as a director and/or a member of a committee of the Board committees; (5) be engaged in a business relationship with the Company or any Parent or Subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(b), except that the required beneficial interest therein shall be modified to be 5% hereby.

4. REPORT OBLIGATION. While this Agreement is in effect, the Independent Director shall immediately report to the Company in the event: (1) the Independent Director knows or has reason to know or should have known that any of the requirements specified in Section 3 hereof is not satisfied or is not going to be satisfied; and (2) the Independent Director simultaneously serves on an audit committee of any other public company.

5. TERM AND TERMINATION. This Agreement hereunder shall commence on the date hereof and the Independent Director’s services shall commence on the Effective Date and terminate upon the earlier of the following:

(a) Removal of the Independent Director as a director of the Company, upon proper Board or stockholder action in accordance with the By-Laws of the Company and applicable law;

(b) Resignation of the Independent Director as a director of the Company upon 14 days written notice to the Board of Directors of the Company;

(c) Disqualification of the Independent Director as a director of the Company in accordance with the By-Laws of the Company;

(d) Termination of this Agreement by the Company upon 14 days written notice, in the event of breach of Section 2 hereof or any of the requirements specified in Section 3 hereof is not satisfied, as determined by the Company in its sole discretion; or

4

(e) Failure of the stockholders of the Company to re-elect the Independent Director at the Company’s annual shareholders’ meeting.

6. LIMITATION OF LIABILITY. In no event shall the Independent Director be individually liable to the Company or its shareholders for any damages for breach of fiduciary duty as an independent director of the Company, unless the Independent Director’s act or failure to act involves intentional misconduct, fraud, dishonesty, negligence or a knowing violation of law.

7. AGREEMENT OF INDEMNITY. The Company agrees to indemnify the Independent Director as follows:

(a) Subject to the exceptions contained in Section 8(a)below, if the Independent Director was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the Independent Director’s Corporate Status (a “Proceeding”), the Independent Director shall be indemnified by the Company against all expenses and liabilities incurred or paid by the Independent Director in connection with such Proceeding (referred to herein as “INDEMNIFIABLE EXPENSES” and “INDEMNIFIABLE LIABILITIES,” respectively, and collectively as “INDEMNIFIABLE AMOUNTS”).

(b) Subject to the exceptions contained in Section 8(b) below, if the Independent Director was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company, to procure a judgment in its favor by reason of the Independent Director’s Corporate Status, the Independent Director shall be indemnified by the Company against all Indemnifiable Expenses.

(c) For purposes of this Agreement, the Independent Director shall be deemed to have acted in good faith in conducting the Company’s affairs as an independent director of the Company and/or a member of a committee of the Board of the Company, if the Independent Director: (i) exercised or used the same degree of diligence, care, and skill as an ordinarily prudent man would have exercised or used under the circumstances in the conduct of his/her own affairs; or (ii) took, or omitted to take, an action in reliance upon advise of counsels or other professional advisors for the Company, or upon statements made or information furnished by other directors, officers or employees of the Company, or upon a financial statement of the Company provided by a person in charge of its accounts or certified by a public accountant or a firm of public accountants, which the Independent Director had reasonable grounds to believe to be true.

(d) In the event the Company is obligated under this Agreement to advance or bear any expenses for any Proceeding, the Company shall be entitled to assume the defense, settlement or appeal of such Proceeding with the assistance and cooperation of the Independent Director, with counsel approved by Independent Director, upon delivery to the Independent Director of its election to do so. After delivery of such notice, approval of such counsel by Independent Director and the retention of such counsel by the Company, the Company shall not be liable to Independent Director under this Agreement for any fees of counsel subsequently incurred by Independent Director with respect to the same Proceeding, unless (i) the employment of counsel by Independent Director has been authorized by the Company, (ii) Independent Director shall have reasonably concluded, based on written advice of counsel, that there may be a conflict of interest of such counsel retained by the Company between the Company and Independent Director in the conduct of any such defense, or (iii) the Company ceases or terminates the employment of such counsel with respect to the defense of such Proceeding, in any of which events the fees and expenses of Independent Director’s counsel shall be at the expense of the Company.

5

8. EXCEPTIONS TO INDEMNIFICATION. Director shall be entitled to indemnification under Sections 7(a) and 7(b) above in all circumstances other than the following:

(a) If indemnification is requested under Section 7(a) and it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, (i) the Independent Director failed to act in good faith and in a manner the Independent Director reasonably believed to be in or not opposed to the best interests of the Company, (ii) the Independent Director had reasonable cause to believe that the Independent Director’s conduct was unlawful, or (iii) the Independent Director’s conduct constituted willful misconduct, fraud, dishonesty or knowing violation of law, then the Independent Director shall not be entitled to payment of Indemnifiable Amounts hereunder.

(b) If indemnification is requested under Section 7(b) and

(i) it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, the Independent Director failed to act in good faith and in a manner the Independent Director reasonably believed to be in or not opposed to the best interests of the Company, including without limitation, the breach of Section 4 hereof by the Independent Director, the Independent Director shall not be entitled to payment of Indemnifiable Expenses hereunder; or

(ii) it has been adjudicated finally by a court or arbitral body of competent jurisdiction that the Independent Director is liable to the Company with respect to any claim, issue or matter involved in the Proceeding out of which the claim for indemnification has arisen, including, without limitation, a claim that the Independent Director received an improper benefit or improperly took advantage of a corporate opportunity, the Independent Director shall not be entitled to payment of Indemnifiable Expenses hereunder with respect to such claim, issue or matter.

9. WHOLLY OR PARTLY SUCCESSFUL. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that the Independent Director is, by reason of the Independent Director’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Independent Director shall be indemnified against all Indemnifiable Expenses in connection therewith. If the Independent Director is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Independent Director against those Indemnifiable Expenses reasonably incurred by the Independent Director or on the Independent Director’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this section, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6

10. ADVANCES AND INTERIM EXPENSES. The Company may, on its sole discretion, pay to the Independent Director all Indemnifiable Expenses incurred by the Independent Director in connection with any Proceeding, including a Proceeding by or in the right of the Company, in advance of the final disposition of such Proceeding, if the Independent Director furnishes the Company with a written undertaking, to the satisfaction of the Company, to repay the amount of such Indemnifiable Expenses advanced to the Independent Director in the event it is finally determined by a court or arbitral body of competent jurisdiction that the Independent Director is not entitled under this Agreement to indemnification with respect to such Indemnifiable Expenses.

11. PROCEDURE FOR PAYMENT OF INDEMNIFIABLE AMOUNTS. The Independent Director shall submit to the Company a written request specifying the Indemnifiable Amounts, for which the Independent Director seeks payment under Section 7 hereof and the Proceeding of which has been previously notified to the Company and approved by the Company for indemnification hereunder. At the request of the Company, the Independent Director shall furnish such documentation and information as are reasonably available to the Independent Director and necessary to establish that the Independent Director is entitled to indemnification hereunder. The Company, on receipt of documentation acceptable to it, shall pay such Indemnifiable Amounts within thirty (30) days of receipt of all required documents.

12. REMEDIES OF INDEPENDENT DIRECTOR.

(a) RIGHT TO PETITION COURT. In the event that the Independent Director makes a request for payment of Indemnifiable Amounts under Sections 7, 9-11 above, and the Company fails to make such payment or advancement in a timely manner pursuant to the terms of this Agreement, the Independent Director may petition the appropriate judicial authority to enforce the Company’s obligations under this Agreement.

(b) BURDEN OF PROOF. In any judicial Proceeding brought under Section 12 (a) above, the Company shall have the burden of proving that the Independent Director is not entitled to payment of Indemnifiable Amounts hereunder.

(c) EXPENSES. The Company agrees to reimburse the Independent Director in full for any Expenses incurred by the Independent Director in connection with investigating, preparing for, litigating, defending or settling any action brought by the Independent Director under Section 12 (a) above, or in connection with any claim or counterclaim brought by the Company in connection therewith.

(d) FAILURE TO ACT NOT A DEFENSE. The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses under this Agreement shall not be a defense in any action brought under Section 12 (a) above.

7

13. PROCEEDINGS AGAINST COMPANY. Except as otherwise provided in this Agreement, the Independent Director shall not be entitled to payment of Indemnifiable Amounts or advancement of Indemnifiable Expenses with respect to any Proceeding brought by the Independent Director against the Company, any Entity which it controls, any director or officer thereof, or any third party, unless the Company has consented to the initiation of such Proceeding. This section shall not apply to counterclaims or affirmative defenses asserted by the Independent Director in an action brought against the Independent Director.

14. SUBROGATION. In the event of any payment of Indemnifiable Amounts under this Agreement, the Company, as the case may be, shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Independent Director against other persons, and the Independent Director shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

15. AUTHORITY. Each party has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by each party hereto:

16. SUCCESSORS AND ASSIGNMENT. This Agreement shall (a) be binding upon and inure to the benefit of all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) be binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of the Independent Director. The Independent Director has no power to assign this Agreement or any rights and obligations hereunder.

17. CHANGE IN LAW. To the extent that a change in applicable law (whether by statute or judicial decision) shall mandate broader or narrower indemnification than is provided hereunder, the Independent Director shall be subject to such broader or narrower indemnification and this Agreement shall be deemed to be amended to such extent.

18. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

19. MODIFICATIONS AND WAIVER. Except as provided in Section 17 hereof with respect to changes in applicable law which broaden or narrow the right of the Independent Director to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No delay in exercise or non-exercise by the Company of any right under this Agreement shall operate as a current or future waiver by it as to its same or different rights under this Agreement or otherwise.

8

20. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing in English and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by facsimile and receipt is acknowledged, (c) if mailed by express mail with delivery confirmation with postage prepaid, on the 5th business day after the date on which it is so mailed, and (d) when transmitted by email and receipt is acknowledged:

If to Independent Director, to: ***

If to the Company, to: 31-A2, Jalan 5/32A, 6½ Miles, Off Jalan Kepong, 52000 Kuala Lumpur, Malaysia, email: kevinchan@evoair.com.my/ caroline@evoair.com.my.

Or to such other address as may have been furnished in the same manner by any party to the others.

22. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

23. AGREEMENT GOVERNS. This Agreement is to be deemed consistent wherever possible with relevant provisions of the By-Laws of the Company; however, in the event of a conflict between this Agreement and such provisions, the provisions of this Agreement shall control.

24. INDEPENDENT CONTRACTOR. The parties understand, acknowledge and agree that the Independent Director’s relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between the Independent Director and the Company or as a commitment on the part of the Company to retain the Independent Director in any capacity, for any period of time or under any specific terms or conditions, or to continue the Independent Director’s service to the Company beyond any period.

25. ENTIRE AGREEMENT. This Agreement, including its schedules and any documents executed by the parties simultaneously herewith or pursuant thereto, constitutes the entire agreement between the Company and the Independent Director with respect to the subject matter hereof, and supersedes all prior understandings and agreements with respect to such subject matter.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or other electronic transmission shall constitute valid and sufficient delivery thereof.

27. SURVIVAL. The provision of this Agreement which are capable of having effect after the expiration or termination of the Agreement shall remain in full force and effect following the expiration or termination of this Agreement.

28. SCHEDULES. The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

[SIGNATURE PAGE FOLLOWS]

9

IN WITNESS WHEREOF, the parties hereto have executed this Independent Director Agreement as of the day and year first above written.

Company		Independent Director

/s/		/s/ [*]

EvoAir Holdings Inc.		Name:	Ivan Oh Joon Wern
Name:	Low Wai Koon
Title:	Chief Executive Officer

In the presence of: In the presence of:

/s/	/s/

Name:	Name:
Title:	Title:

10

SCHEDULE A

I POSITION:

INDEPENDENT DIRECTOR.

II. COMPENSATION:

FEES. For all services rendered by the Independent Director after the Effective Date pursuant to this Agreement, both during and outside of normal working hours, including but not limited to, attending all required meetings of the Board or applicable committees thereof, executive sessions of the independent directors, reviewing filing reports and other corporate documents as requested by the Company, providing comments and opinions as to business matters as requested by the Company, the Company agrees to pay to the Independent Director fees in accordance with the schedule set forth below:

RM36,000.00 or US$8,113.59 (based on exchange rate of US$1: RM4.437) per annum payable by quarterly installments of approximately RM9,000.00 or US$2,028.40 (or a pro rata amount for an incomplete month) and will be paid in United States Dollars or Ringgit Malaysia.

EXPENSES. During the term of the Independent Director’s service as a director of the Company, the Company shall promptly reimburse the Independent Director for all expenses approved by the Company in advance and incurred by her in connection with attending (a) all meetings of the Board or applicable committees thereof, (b) executive sessions of the independent directors, and (c) stockholder meetings, as a director or a member of any committee of the Board, which are approved by the Company in advance. In addition, the Independent Director shall rely on the Company to arrange for all hotel accommodations in connection with any such meetings the Independent Director must attend. The amount of such expenses eligible for reimbursement by the Company during a calendar year shall not affect such expenses eligible for reimbursement by the Company in any other calendar year, and the reimbursement of any such eligible expenses shall be made promptly, usually within 10 business days, after the expense report and original receipts are submitted.NO OTHER BENEFITS OR COMPENSATION. The Independent Director acknowledges and agrees that he/she is not granted and is not entitled to any other benefits or compensation from the Company for the services provided under this Agreement except expressly provided for in this Schedule A or as determined from time to time by the Company in its sole discretion.

[SIGNATURE PAGE FOLLOWS]

11

Company		Independent Director

/s/		/s/

EvoAir Holdings Inc.		Name:	Ivan Oh Joon Wern
Name:	Low Wai Koon
Title:	Chief Executive Officer

12